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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Liberty Satellite & Technology, Inc.

     We consent to the incorporation by reference in the registration statement on Form S-8 of Liberty Satellite & Technology, Inc. of our report, dated March 29, 2000, relating to the consolidated balance sheets of Liberty Satellite & Technology, Inc. (formerly TCI Satellite Entertainment, Inc.) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Annual Report on Form 10-K of TCI Satellite Entertainment, Inc. for the year ended December 31, 1999.


                                       /s/ KPMG LLP


Denver, Colorado
October 23, 2000